Exhibit 10.7(vii)
          TopSpin Medical (Israel) Ltd.

To:	September 25th, 2007
Mr. Erez Golan
Re: Termination Notice
Dear Erez,
Following our conversation from today, and in accordance with an approval of the Board of Directors of TopSpin Medical (Israel) Ltd. (the “Company”) in a meeting held earlier today, we hereby approve in writing the agreements reached by mutual agreement, as follows:
1.	In accordance with Section 8.1 of your Employment Agreement, dated December 9th, 2002, as amended (the “Employment Agreement”), I hereby notify you of the termination of your employment with the Company.

2.	Such termination shall be effective upon the completion of a three month period commencing from this date, ending December 25th, 2007 (the “Notice Period”).

3.	Notwithstanding the above, and as agreed, starting October 1st, 2007, you will cease to act as the President and Chief Executive Officer of the Company, the President and Chief Executive Officer of TopSpin Medical, Inc., the Company’s parent company (the “Corporation”) and as a director and Chief Executive Officer in TopSpin Urology Ltd., a subsidiary of the Corporation. For the avoidance of doubt, during the entire Notice Period, the Company shall continue to pay you the Salary, social and fringe benefits and other rights and benefits as were paid or provided during your term of employment, in accordance with Section 8.3 of the Employment Agreement.

4.	In addition to the payments detailed in Section 3 above, you shall be entitled to receive the following:
4.1.	Immediately after the termination of your employment with the Company, and provided that during the Notice Period you: (a) assisted the Company until such date to advance the clinical protocol for the IVMRI in connection with clinical data collection in Post Marketing Surveillance studies; (b) signed the form of waiver attached in Exhibit A hereto; and (c) have entered into Consulting Agreement on the date hereof you shall receive a one-time bonus of $20,000.

4.2.	Pursuant to the terms of the Employment Agreement you are entitled to receive, on September 30, 2008, one time payment of US$10,000, provided you provide services to the Company at such time. Notwithstanding the above, you shall be entitled to receive the above payment of US$10,000 immediately after the termination of your employment with the Company.

4.3.	You shall be solely responsible for payment of any tax resulting from any payment made pursuant to this Section 4, and any such payment will be subject to withholding of taxes and compulsory payments as required pursuant to any applicable law.

We would like to thank you for years of dedicated service to the Company, and for being a crucial part of its success. We wish you all the best in the future, and look forward to future collaboration.
Please confirm your consent to the abovementioned by returning an executed copy of this letter.

/s/ Neil Cohen /s/ Eyal Kolka
TopSpin Medical (Israel) Ltd.
By: Neil Cohen, Eyal Kolka

I confirm and agree to the above:
/s/ Erez Golan
Erez Golan

Exhibit A:
Date:
To:
TopSpin Medical Inc. (the “Parent Company”)
TopSpin Medical (Israel) Ltd. (the “Company”)
1.	I, the undersigned, Erez Golan (“Golan”) acknowledges and confirms that I currently own shares of common stock of the Parent Company, and options to purchase up to additional shares of common stock of the Parent Company at a price of $0.1503 per share.

2.	On the date hereof, I am entitled to receive from the Company an aggregate amount of .

3.	In consideration for the payments described in Section 2, and subject to Golan’s entitlement to: (a) the securities detailed in Section 1; (b) his entitlement to receive the additional amounts detailed in Section 4 of the Termination Notice executed by Golan and the Company on September 25th, 2007; (c) any payments due to Golan pursuant to the Consulting Agreement executed between Golan and the Company on September 25th, 2007; and (d) transfer to Golan’s ownership his Manager’s Insurance policy and Education Fund, Golan, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases each of the Company Released Parties (as herein defined) from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, costs, expenses, attorneys’ fees, and remedies of any type (“Loss”), regarding any act or failure to act that occurred up to and including the date on which Golan signs this release, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with Golan’s employment with the Company and the expiration of his non-vested shares of stock of the Parent Company, pursuant to that certain Option Agreement dated January 7, 2007, as amended on February 20, 2007, February 27, 2007 and September 25, 2007.

In addition, and subject to Golan’s entailment as specifically detailed above, Golan, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Company Released Party, individually or collectively, will not assert, file, prosecute, maintain, commence or institute (or sponsor or facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative or disciplinary proceeding of any nature (“Claim”), against any Company Released Party on the basis of any claim released, remised and discharged as detailed above.

Notwithstanding the above, the foregoing release and covenant not to sue shall not apply with respect to any Loss incurred by Golan as the result of any Claim by Company Released Party or any third party initiated against Golan, only with respect to the specific matters included in such Claim (the “Non Released Matters”), and in such case the above waiver and covenant not to sue shall be in no force and effect solely with respect to the Loss and such Non Released Matters, and solely in order to eneble Golan to defense such Claim.

4.	As used herein, the term “Company Released Parties” shall mean the Company and the Parent Company and any of their present, former or future shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors or assignees.

Sincerely yours, Erez Golan